Exhibit F

March 16, 2020

The Republic of

Argentina Ministry of

Economy

Hipólito Yrigoyen 250

City of Buenos Aires

Argentina

Re:	The Republic of Argentina

Registration Statement on Schedule B

Ladies and Gentlemen:

I write you in my capacity as the Legal Undersecretary of the Ministry of Economy of the Republic of Argentina (the “Republic”) in connection with the above-referenced Registration Statement on Schedule B (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) pursuant to which the Republic proposes to issue and sell from time to time up to US$31,652,645,202 aggregate principal amount of its debt securities (the “Debt Securities”) and/or warrants to purchase Debt Securities.

The present opinion is being delivered to you solely upon the examination of the documents listed below, and in accordance with relevant Argentine law in force as of the date hereof; therefore, I express no opinion other than as to the laws of the Republic. I have assumed for the purpose of this opinion (except for the matters of which I have personal knowledge): (a) that each of the documents I examined in rendering this opinion and all other documents to be executed and delivered in connection with the issuance, execution and delivery of the Debt Securities (other than by the Republic) have been or will be duly authorized, executed and delivered by the appropriate party or parties thereto (other than the Republic) and that each such party (other than the Republic), has all the necessary power, authority and legal right to enter into such documents to which it is a party and to perform its obligations under teach of the documents to which it is a party; (b) the authenticity of all documents examined by me (and the completeness and conformity to the originals of any copies thereof submitted to me) and the genuineness of all signatures (other than signatures of officials of the Republic); and (c) the accuracy as to factual matters of each document I have reviewed. In particular, to the extent that New York or United States Federal law, are relevant to the opinion expressed below, I have relied, without making any independent investigation, on the opinion of Cleary Gottlieb Steen & Hamilton LLP, special United States counsel to the Republic.

In arriving at the opinion expressed below, I have reviewed the following provisions, laws, decrees, regulations, documents and instruments:

(a)	the Registration Statement and the prospectus contained therein (the “Prospectus”);

(b)

the Trust Indenture dated June 2, 2005 (as amended from time to time, the “2005 Indenture”) between the Republic and the Bank of New York Mellon (formerly known as The Bank of New York), as trustee, and the Indenture dated April 22, 2016 (as amended from time to time, the “2016 Indenture” and, together with the 2005 Indenture, the “Indentures”) between the Republic and The Bank of New York Mellon, as trustee;

(c)	the forms of the Debt Securities; and

(d)

all relevant provisions of the Constitution of the Nation of Argentina and all relevant laws and orders of the Republic and other governmental acts under which the issuance of the Debt Securities has been authorized, including, but not limited to, the following (English translations of which are attached as exhibits hereto):

a.	The Constitution of the Nation of Argentina, in particular Article 99(1);

b.	the Civil and Commercial Code of the Republic of Argentina, in particular Articles 234 and 235;

c.	the Civil and Commercial Code of the Republic of Argentina, in particular, Articles 1, 2, 517, 518, and 519;

d.	Permanent Supplementary Budget Law No. 11,672, in particular Articles 53 and 165 to 170;

e.	Law No. 24,156 of Financial Administration of the Public Sector, in particular, Articles 60 and 65;

f.	Law No. 27.541 of Social Solidarity and Productive Reactivation within the Framework of Public Emergency, in particular, Section 2, Article 3

g.	Law No. 27,544 of Restoration of Foreign-Law Public Debt Sustainability;

h.	Decree No. 250/2020 dated March 9, 2020, in particular Articles 1 and 2;

i.	Resolution No. 130/2020 dated March 10, 2020 from the Ministry of Economy, in particular, Articles 1 to 5 and 8; and

j.	all such documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

Based on the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that under and with respect to the present laws of the Republic, the Debt Securities, when duly authorized, executed and delivered by the Republic pursuant to the Indenture, and assuming due authentication thereof by the Trustee pursuant to the Indenture, will constitute valid and legally binding obligations of the Republic. The contents of this legal opinion are limited to the laws and other referred rules of the Republic. No opinions are expressed in respect of matters and conventions governed by other laws applicable in jurisdictions other than the Republic.

I hereby consent to the filing of this opinion with the Registration Statement and to the reference to the Legal Undersecretary of the Ministry of Economy under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission issued thereunder.

[Signature page follows]

Very truly yours,

By:	/s/ Cristián L. Dellepiane
Cristián L. Dellepiane
Legal Undersecretary of the Ministry Economy

THE CONSTITUTION OF THE NATION OF ARGENTINA

(English Translation)

Article 99(1)

The President of the Nation has the following powers:

1. Is the supreme authority of the Nation, and the head of the government with responsibility for the general administration of the country.

THE CIVIL AND COMMERCIAL CODE OF THE REPUBLIC OF ARGENTINA

(English Translation)

Article 234

Goods that are outside the realm of commerce. Goods that are outside the realm of commerce are those that are expressly prohibited:

1. by law.

2. by legal acts in as much as this Code allows such prohibitions.

Article 235

Property of the public domain. The following is deemed property of the public domain, except those specified in special laws:

1. territorial seas up to the distance established by international treaties and special laws, notwithstanding the jurisdictional power over the adjacent area, economic zone or continental platform. Territorial seas being understood as the water, seabed and subsoil;

2. interior seas, bays, gulfs, inlets, ports, anchorages and maritime beaches; maritime beaches being understood as such the area washed or emptied by waters during normal rising tides or common average floods, and their continuation until the distance set forth in applicable national or local legislation;

3. rivers, estuarys, streams and other waters that flow through natural beds, lakes and navigable lagoons, glaciers and periglacial areas and any other waters which have or acquire the capacity to satisfy uses of general interest, including undersurface waters, notwithstanding the regular exercise of the property owner’s right to extract as much undersurface waters as he wishes and subject to regulations. River is understood as the water, beaches and riverbed where water flows, delineated by the river bank measured by the average of ordinary overflows. Lake or lagoon is understood as the water, beach and lake beds, respectively, delineated in the same way as rivers;

4. existing islands or those that form in the territorial sea, exclusive economic zone, continental platform or in any type of river, estuary, stream, or in lakes or navigable lagoons, when they do not belong to private individuals;

5. the airspace overlying the territory and jurisdictional waters of the Argentina Republic, in accordance with international treaties and special legislation;

6. the streets, plazas, sidewalks, canals, bridges, and whichever other public work constructed for the common use or comfort;

7. the official documents of State entities;

8. the ruins and fields of archeological or scientific paleontological interest.

THE CIVIL AND COMMERCIAL CODE OF THE REPUBLIC OF ARGENTINA

(English Translation)

Article 1

The jurisdiction of the national courts is unextendible.

Notwithstanding what is provided in international treaties and article 12, section 4, Law 48, territorial competency in exclusively property related matters is an exception to the above and may be extended by agreement of parties. If these are international matters, jurisdiction may be extended even in favor of foreign judges or arbitrators acting outside of the Republic, except in those cases in which the Argentine courts have exclusive jurisdiction or when the extension of jurisdiction is prohibited by law

Article 2

The extension will be acted upon if it arises from a written agreement by means of which the interested parties explicitly manifest their decision to subject to the jurisdiction of a specific tribunal. Likewise, the claimant by virtue of initiating a legal action and the defendant when answering it may oppose previous demurrers without joining the declinatory plea.

Article 517

Judgments of foreign courts shall have enforceability as provided for in the treaties executed with the country in which such judgments were given.

When no controlling treaties exist, there will be seizure if the parties agree on the following requisites:

1. That the judgment rendered in accordance with the authority of the court in the state in which it has been pronounced is issued by a competent tribunal according to Argentine international jurisdictional regulations and is a result of a personal lawsuit or a lawsuit over property if such property has been transferred to the Republic during or after the proceeding conducted in the foreign country;

2. That the defendant against whom the judgment is intended to be executed, has been served with process and has been allowed to present a defense;

3. That the judgment meets the requirements necessary to be considered enforceable in the location in which it would have been rendered and the conditions of authenticity required by the national law;

4. That the judgment does not contravene the public policy principles of Argentine law;

5. That the judgment is not incompatible with another judgment pronounced, either before or simultaneously, by an Argentine tribunal.

Article 518

The enforceability of a judgment of a foreign court shall be requested before the corresponding judge of first instance, by filing an authenticated and translated copy of it and a copy of proceedings that demonstrate that the judgment is final and that the rest of the requisites are complied with, if that information is not evident in the judgment.

For the proceedings of the exequatur, the rules of the motions shall apply.

If the execution is attested, it will proceed according to the established manner for judgments pronounced by Argentine tribunals.

Article 519

When the authority of a foreign judgment is invoked in trial, such a judgment would be enforceable only if all the requisites of article 517 are satisfied.

PERMANENT SUPPLEMENTARY BUDGET LAW NO. 11,672

(English Translation)

Article 53

Should it be desirable to facilitate the movement of capital in the domestic or external markets, with the purpose of establishing or extending the public services or activities which are directly or indirectly related to such services by means of legally authorized works or projects, or to make investments fundamental to the economic development of the country, declared by law or the National Executive Power to be of national interest, the National Executive Power is hereby authorized to assess loans from international economic-financial institutions of which the Argentine Republic is a member, provided such loans conform to the usual terms and conditions and to the stipulations contained in their respective basic covenants and debt regulations.

The National Executive Power is hereby authorized to submit possible disputes with foreign persons to judges from other jurisdictions, arbitration courts with designated impartial arbitrators or the International Court of Justice in The Hague.

Article 165

Funds, assets and any other financial instruments allocated to the performance of Public Sector budgets, whether in the form of cash, bank deposits, bonds, issued securities, third party obligations and, in general, any other method of payment used to settle expenses included in the National General Budget may not be attached and no decision whatsoever shall be admitted that may in any way affect the unrestricted use of the respective funds and securities by its holder(s).

Whoever may have taken notice, due to his official capacity, of any judicial action related to the subject matter of this law, will inform the Court that under the provisions of this law such action may not be sustained.

In those judicial actions in which the Court, upon the effectiveness of Law No. 24,624, has ordered the execution of the measures encompassed in the preceding provisions, having the relevant resources been transferred to judicial accounts, the representatives of the National State acting in the respective judicial action will solicit the restitution of said transfers to the original accounts and registers, unless such executions were valid, final and consented to prior to the effective date of Law No. 24,624.

Article 166

Judicial judgments not covered by Law No. 23,982, by reason of the date of the case or title of the obligation or any other circumstances, issued against public companies, corporations the majority of which is owned by the government, mixed economy companies, state enterprises and any other entity or business or corporate organization in which the National State or any of its agencies, whatever its nature, have full or partial ownership, may not, under any circumstances, be executed against the National Treasury, on account that the State’s liability is limited to its capital contribution or share in such business organizations.

Article 167

The obligation to provide the National Congress the communication, required under Article 22 of Law No. 23,982 regarding the non-attachable nature of funds, securities and other financial instruments allocated to the execution of the budget of the National Public Sector under the provisions of Article 19 of Law No. 24,624, shall be deemed fulfilled upon delivery of a certification issued in each case by the administrative-accounting service of the agency or entity involved.

Article 168

Non-attachability established under Article 19 of Law No. 24,624, shall apply whenever there subsist final unfavorable judgments that may not be settled as a result of the depletion of resources allocated under the Budget Law. Such circumstance shall be evidenced by a certification issued in each case by the administrative-accounting service mentioned in the above article.

Having complied with the communication established under Article 22 of Law No. 23,982, under no circumstances shall the claim be executed until the following fiscal period has elapsed or the period subsequent to that in which the claim could not be settled on account of the depletion of the budget appropriation allocated by the National Congress.

Article 169

Any attachment on funds, securities and other financial instruments applied to the execution of the National Public Sector budget shall automatically cease in all cases in which the relative agency or entity proves, through the above mentioned certifications, that it has delivered the communication provided under Article 22 of Law No.

23,982 and the depletion of resources allocated under the Budget Law.

Anybody failing to comply with a judicial order contravening the provisions of this article shall not incur any liability whatsoever, by notifying the court of the reasons impeding compliance with the judicial order.

Article 170

Judicial decisions against the National State or any other entity or agency in the National Public Sector, for the payment of moneys or otherwise when compliance therewith implies any payment of moneys, will be satisfied under the authorizations for expenses contained in the different Jurisdictions and Entities under the General Budget of the National Administration, without prejudice to the maintenance of the regime established under Laws No. 23,982 and 25,344.

In the case in which the Budget lacks the required budgetary credit to satisfy the judgment during the corresponding fiscal year, the National Executive Power shall make the necessary provisions for the judgment in the following fiscal year, to which effect the sued Jurisdictions and Entities should take due notice of the unfavorable judgment prior to July 31 in the year the draft was submitted, with the list of final judgments to be included in such draft being submitted to the Secretariat of the Treasury in accordance with guidelines established each year by said Secretary for elaborating the Draft Budget of the National Administration.

Resources allocated each year by the National Congress shall be applied to payment of the unfavorable judgments by each Financial Administrative Service and in the strict order of the dates of judicial notification of the action and until the assigned resources are exhausted, with the remaining judgments being paid with resources to be allocated in the following fiscal year.

LAW 24,156 OF FINANCIAL ADMINISTRATION OF THE PUBLIC SECTOR

(English Translation)

Article 60

The entities of the national administration will not be able to finalize any operation relating to the public credit that is not contemplated in the general budget law of the relevant year or in a specific law.

The general budget law must indicate at a minimum the following characteristics of the authorized pubic credit operations:

•	Debt type, specifying if considered internal or external;

•	Maximum authorized sum for the operation;

•	Minimum term of amortization;

•	Financial destination.

If the public credit operations of the national administration do not have authorization in the general budget law of the relevant year, they will need a law that expressly authorizes them.

Exempting the execution of arrangements established prior to this article, the operations of the public credit are those executed by the National Executive Power with international financial entities which the Nation is part of.

Article 65

THE EXECUTIVE shall be able to carry out public credit transactions to restructure public debt through its consolidation, conversion or renegotiation, as long as it implies an improvement of amounts, terms and/or interests of the original transactions.

With respect to public debt and guaranties granted under the terms of sections 62 and 64, to which the REFERENCE STABILIZATION COEFFICENTE applies, the EXECUTIVE shall be able to carry out the above-mentioned transactions, as long as the new debt does not adjust by said coefficient and it results in an improvement to both amount and term of the transaction indistinctly.

LAW 27,541 OF SOCIAL SOLIDARITY AND PRODUCTIVE REACTIVATION WITHIN THE FRAMEWORK OF PUBLIC EMERGENCY

(English Translation)

CHAPTER II

Public Debt Sustainability

Article 3°

The Executive is hereby authorized to carry out all necessary acts and negotiations to restore and ensure the Republic of Argentina’s public debt sustainability.

LAW NO. 27.544 ON RESTORATION OF FOREIGN-LAW PUBLIC DEBT SUSTAINABILITY

(English Translation)

Article 1°

It is a priority for the Republic of Argentina to restore foreign-law public debt sustainability under the terms of section 65 of Act no. 24,156 on Financial Administration and National Public Sector Control Systems, as amended, and, to such end, the Executive is hereby authorize to carry out all liability management transactions and/or exchanges and/or restructurings of interest maturity services and capital amortizations of Public Securities of the Republic Argentina issued under foreign law.

The Executive shall determine the nominal amounts affected by this special act.

Article 2°

The Ministry of Economy is hereby appointed as enforcement authority of this act, being able to issue all necessary clarification and supplementary rules for the enforcement of this act.

Article 3°

The enforcement authority is hereby authorized to provide for in this regulation and to include in all relevant documents every approval and provision establishing jurisdiction extension in favor of foreign courts, and providing a waiver to oppose sovereign immunity defense, exclusively, with respect to claims in the jurisdiction extended and with respect to subscribed agreements and public credit transactions carried out.

Waiver to oppose sovereign immunity defense shall no to entail any waiver to the Republic of Argentina’s immunity with respect to the attachment of goods detailed below:

a)	Any good, reserve or account of the Central Bank of the Republic of Argentina;

b)	Any good belonging to public domain located in the territory of the Republic of Argentina, including those included in sections 234 and 235 of Argentine Civil and Commercial Code;

c)	Any good located within or outside of Argentine territory providing an essential public utility;

d)

Any good (whether in the form of cash, bank deposits, securities, third-parties obligations or any other means of payment) of the Republic of Argentina, its governmental agencies and other governments agencies, related to budget execution, within the scope of sections 165 to 170 of Permanent Supplementary Budget Act no. 11,672 (o.t. 2014);

e)

Any good affected by privileges and immunities of Vienna Convention on Diplomatic Relations of the year 1961 and Vienna Convention on Consular Relations of the year 1963; including, but not limited to, goods, facilities and accounts of Argentine missions;

f)	Any good used by a diplomatic, governmental or consular mission of the Republic of Argentina;

g)	Taxes and/or royalties owed to the Republic of Argentina and rights of the Republic of Argentina to collect taxes and/or royalties;

h)	Any military good or under the control of a military authority or defense agency of the Republic of Argentina;

i)	Any good that is part of the Republic of Argentina’s cultural heritage; and

j)	Goods protected by any applicable sovereign immunity act.

Article 4°

The enforcement authority is hereby authorized to make all those necessary acts to comply with what is set forth in this act, including, but not limited to:

a)	Issuing new public securities in order to modify interest maturity profiles and capital amortizations to restore foreign-law public debt sustainability under the terms of section 1° of this act;

b)	Determining periods, terms, methods and procedures for the issuance of new public securities;

c)	Appointing institutions and/or financial advisors to act as structuring coordinators;

d)

Appointing financial institutions and/or advisors to act as placement agents, and/or to act in the execution of public credit transactions, and/or liability management, and/or new securities issuance, and/or hiring of other public credit loans;

e)

Approving and subscribing agreements with financial agencies and/or advisors to provide the services listed in the foregoing subsections, providing to such effect the payment of fees under market conditions, which under no circumstance shall exceed ZERO DOT ONE PER CENT (0.1%) of the amount effectively exchanged and/or restructured, according to the particular technical specifications determined by the enforcement authority. Prior to the agreement subscription, the Argentine General Accounting Office shall intervene;

f)	Preparing and registering public securities issued under subsection a) in regulatory agencies, and/or control entities, and/or competent authorities of international capital markets;

g)

Approving and subscribing agreements with trust agents, payment agents, information agents, custody agents, registration agents and credit rating agencies, and/or those agents necessary for liability management transactions and for the issuance and placement of new public securities, providing the payment of relevant fees and expenditures under market conditions according to the particular technical specifications determined by the enforcement authority. Prior to the agreement subscription, the Argentine General Accounting Office shall intervene;

h)

Making payments of other necessary registration expenses, printing of documentation, distribution of prospects, translation and other associated expenses according to the particular technical specifications that the enforcement authority or the person it may appoint may determine, in order to comply with what is set forth in this act.

Agreements subscribed under the terms of this act shall not be affected by provisions of the Executive Order no. 1023/01, as amended and supplemented.

Article 5°

Operations involved in this act are exempted from the payment of all taxes, including value added tax, national charges and contributions, whether existing or to be created in the future, that may be applied to operations envisaged in this act.

Article 6°

The Ministers Cabinet Chief Office is hereby authorized to make all relevant budgetary amendments to comply with the provisions of this act.

Article 7°

Expenses arising from the compliance of what is set forth in the foregoing sections shall be allocated to the budgetary items of Jurisdiction 90 – Public Debt Service.

Article 8°

This act is of public interest and shall come into force as of the day of its publication in the Republic of Argentina’s Official Gazette and for the term set forth in section 1° of Act no. 27,541 on Social Solidarity and Productive Reactivation within the framework of Public Emergency.

Article 9°

Report to the Executive.

PRESIDENTIAL DECREE NO. 250/2020

(English Translation)

Article 1

The maximum nominal amount of liability management transactions and/or exchanges and/or restructurings of the REPUBLIC OF ARGENTINA’s Public Securities issued under foreign law as of February 12, 2020 detailed in the Annex (IF-2020-15367216-APN-SF#MEC), which is an integral part of this executive order, is hereby established at the NOMINAL VALUE of US DOLLARS SIXTY-EIGHT THOUSANDS EIGHT HUNDRED AND FORTY-TWO MILLIONS FIVE HUNDRED AND TWENTY-EIGHT THOUSANDS EIGHT HUNDRED AND TWENTY-SIX (N.V. US$68,842,528,826) or its equivalent in other currencies.

Article 2

Within the framework of the powers conferred to the MINISTRY OF ECONOMY in section 3 of Act no. 27,544 for up to an amount not in excess of the one set forth in the foregoing section, it is hereby provided that jurisdiction extensions shall be in favor of state and federal courts located in the cities of New York – UNITED STATES -, London – UNITED KINGDOM OF GREAT BRITAIN AND NORTH IRELAND-, and courts located in the city of Tokyo –JAPAN.

RESOLUTION NO. 130/2020 DATED MARCH 12, 2020 OF THE MINISTRY OF ECONOMY

(English Translation)

Article 1°

Registration at the SECURITIES AND EXCHANGE COMMISSION (SEC) of the United States of America is hereby provided for an amount not in excess of the nominal value of the Republic of Argentina’s Foreign-Law Public Securities, authorized by section 1° of the Executive Order no. 250 dated March 9, 2020, which shall be used in future issuances of public debt securities.

Article 2°

Request of approval of the amount established in the foregoing section 1° from the FINANCIAL INDUSTRY REGULATORY AUTHORITY INC. (FINRA) is hereby provided.

Article 3°

It is hereby established that the global amount to be registered at the SEC shall be processed at the partial amounts defined within the framework of ongoing negotiations.

Article 4°

The first amount to be registered at the SEC and to be approved at FINRA shall be US dollars thirty thousand five hundred million (USD 30,500,000,000).

Article 5°

Registrations provided hereunder shall be carried out through the National Public Credit Bureau, the Foreign Public Debt Sustainability Management Unit from Finance Secretary of this Ministry, within the framework of their respective powers.

Article 8°

Finance Secretary, Financing Undersecretary and the Head of the Foreign Public Debt Sustainability Management Unit, all from the Ministry of Economy, are hereby authorized to subscribe all necessary documents to implement this measure.